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                                                                    EXHIBIT 99.1

PINNACLE AIRLINES POSTS MARCH TRAFFIC

Memphis, Tenn., (April 13, 2004) Pinnacle Airlines (NASDAQ: PNCL). The airline generated 208.8 million Revenue Passenger Miles (RPMs), an increase of 78.5% over March 2003. Available Seat Miles (ASMs) were 297.8 million, up 61.4% from 2003 levels. Load Factor was 70.1%, up 6.7 points from March 2003's posting. During the month, Pinnacle flew 488, 680 Customers, an increase of 47.2% over the same month last year.

For the quarter ended March 31, 2004, as compared to the same period in 2003, Pinnacle's RPMs increased 74.9% and ASMs were up 59.7%. Pinnacle transported 1,228,993 Customers, up 48.3%. Load factor for the quarter was 62.7%, 5.5 points higher.



                                         MARCH 2004 TRAFFIC
                                       2004               2003           CHANGE
         ASMs (000)                 297,779            184,482            61.4%
         RPMs (000)                 208,779            116,959            78.5%
         Load Factor                  70.1%              63.4%              6.7
         Passengers                 488,680            332,046            47.2%

                                      YEAR-TO-DATE TRAFFIC
                                       2004               2003           CHANGE
         ASMs (000)                 818,689            512,553            59.7%
         RPMs (000)                 513,097            293,392            74.9%
         Load Factor                  62.7%              57.2%              5.5
         Passengers               1,228,993            828,513            48.3%


Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4100 or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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